Exhibit 4.1

Description of Registrant’s Securities

Description of Common Stock

The following description of our Common Stock (as defined below) is qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles of Incorporation”) and our By-laws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capital Shares.

Our authorized capital shares consist of 25,000,000 shares of common stock, par value $.10 per share (“Common Stock”) and 5,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).

General.

Each share of Common Stock has the same relative rights as, and is identical in all respects to, each other share of Common Stock. The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights.

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. Our Common Stock does not have cumulative voting rights.

Dividend Rights.

No dividends have ever been paid on the Common Stock. Payment of dividends on the Common Stock is subject to the rights of the holders of outstanding shares of Preferred Stock to receive cumulative dividends, which rights are described in Note 11 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. Payment of dividends on the Common Stock is also restricted under the terms of the two indentures (one of which matured on June 1, 1991 and the other on May 1, 1992) pursuant to which the Company’s outstanding subordinated convertible debentures were issued, the terms of which debentures are further described in Note 8 to the Notes to Consolidated Financial Statements in Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

No Preemptive or Conversion Rights.

Holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock and have no conversion or redemption rights.

Liquidation Rights.

Subject to the liquidation preference of the holders of outstanding shares of Preferred Stock, which preference is described in Note 11 to the Notes to Consolidated Financial Statements in Annual Report on Form 10-K of which this Exhibit 4.1 is a part, in the event of our liquidation, dissolution, or winding up, the holders of shares of our Common Stock shall be entitled to share ratably in any assets legally available for distribution to holders of capital stock of the Company.

Trading

There is no public trading market for the Company’s Common Stock.